Exhibit 99.1

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 Tel +1-203-968-3000

Xerox Adds More Directors to its Board

NORWALK, Conn., Dec. 5, 2016 – Xerox (NYSE: XRX) announced today the appointment of Joseph J. Echevarria, the former chief executive officer of Deloitte LLP, and Cheryl G. Krongard, a former senior partner with Apollo Management LP, to the Xerox board of directors effective January 1, 2017. With these additions, the Xerox Board will comprise eleven directors.

“We’re pleased to have Joe and Cheryl, two highly successful professionals with extensive governance experience, join our board,” said Xerox Chairman and CEO Ursula Burns. “Xerox will greatly benefit from Joe’s knowledge of international business and professional services and Cheryl’s expertise in institutional asset management, as we begin our exciting next phase after our separation into two independent companies.”

Mr. Echevarria is also on the board of directors of the Bank of New York Mellon Corp., Unum Group, and Pfizer Inc. Mrs. Krongard currently serves as a director on the boards of Legg Mason, Inc. and Air Lease Corporation.

About Xerox

Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. Our employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients and their customers in 180 countries. On January 29, 2016, Xerox announced its plans to separate into two independent, publicly traded companies – Xerox Corporation, which will be comprised of the company’s Document Technology and Document Outsourcing businesses, and Conduent Incorporated, a business process services company. Learn more at www.xerox.com.

Forward-Looking Statements

This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the Business Process Outsourcing (BPO) business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC). Such factors also include, but are not limited to, the factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section and other sections of the Conduent Incorporated Form 10 Registration Statement, as amended, filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries. Conduent is a trademark of Xerox Business Services, LLC in the United States and/or other countries.

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